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Exhibit 99.1

For:	Duane Reade Inc.
Approved By:	John Henry
(212) 273-5746
SVP—Chief Financial Officer
Contact:	Cara O'Brien/Athan Dounis
Press: Stephanie Sampiere (212) 850-5600 FD Morgen-Walke

FOR IMMEDIATE RELEASE

DUANE READE INC. COMMENTS ON PENDING NEW YORK STATE LEGISLATION

        New York, New York, May 14, 2003—Duane Reade Inc. (NYSE: DRD) today commented on certain pending New York State legislation and its expected impact on the business, if ultimately enacted.

        The New York State Legislature has recently submitted a budget compromise proposal to the New York State Governor. This legislation, if enacted in its current form, has provisions to reduce New York State Medicaid and EPIC Senior Citizen prescription reimbursement rates and to effectively eliminate certain tax deductions currently available to businesses. News sources have indicated that while Governor Pataki intends to veto this legislation, the State Legislature may, in turn, override the Governor's veto. Based on the Company's preliminary review of the proposed provisions, if this legislation is enacted Duane Reade's earnings per diluted share for the current year could be adversely impacted by an estimated $0.07 to $0.12, excluding the impact of any retroactive provisions that may apply.

        Duane Reade will continue to carefully monitor the progress of this legislation and will provide further guidance as necessary.

        Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photofinishing. As of March 29, 2003, the Company operated 232 stores. Duane Reade maintains a web site at http://www.duanereade.com.

        Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, regulatory and legislative changes, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.1
DUANE READE INC. COMMENTS ON PENDING NEW YORK STATE LEGISLATION